Exhibit 10.1

July 27th, 2011
Mr. Mike Cooperman
Chief Financial Officer
Tucows.com Co.
96 Mowat Avenue
Toronto, ON
M6K 3M1

Dear Mr. Cooperman,

We are very pleased to advise you that we have authorized the credit facilities for Tucows.com Co. as outlined in the attached Offer Letter.

We would appreciate your acknowledging and returning the enclosed copy of the attachment by July 28th, 2011.

Once again, thank you for providing BMO Bank of Montreal with the opportunity to work with your business and its exciting growth plans in the months and years ahead.  As always, please do not hesitate to call me directly with any questions or concerns.

Yours sincerely,

/s/ Michael Hayes

Michael Hayes
Commercial Account Manager
416 867 6869

Encl.

Offer Letter July 27th, 2011	Confidential

OFFER LETTER
Information contained in this document is confidential and should not be disclosed, copied, or discussed with any other person(s) not directly involved with the proposal without the prior written approval of BMO Bank of Montreal.

Mandatory additional repayments shall be required as follows:

A percentage of Annual Excess Cash Flow, based on the following schedule, within 150 days of each fiscal year-end based on audited year-end financial results:

Borrower	Tucows.com Co

Lender	BMO Bank of Montreal (“BMO”, “Lender” or the "Bank")

Facility #1	Demand Loan Non-Revolving (DLNR), Reducing Facility
(Existing)

Amount	USD 348,762 (As of July 27th, 2011)

Purpose	To assist in the acquisition of Innerwise Inc. Advanced July 2007.

Available by:
At the Borrower’s option by way of:
i.  US Base Rate
ii. LIBOR with terms of 3 or 6 months subject to availability of funds with minimum draws of USD 500,000 and multiples of USD 100,000 thereafter.  Repayment permitted only on rollover date

Interest Rate	i. US Base Rate + 1.30% ii. LIBOR + 3.25%

Facility #2	Treasury Risk Management Facility
(existing)

Amount	USD 3,500,000

Purpose	Settlement risk line to assist with hedging USD exposure via Foreign Exchange Forward Contracts and / or Currency options. Maximum 18 month contracts at market rates.

Facility #3	Operating Demand Loan (“ODL”)
(existing)

Amount	USD 1,000,000.00

Purpose	Operating requirements

Availability	To be available in Canadian or US Dollar equivalent.

Offer Letter July 27th, 2011	Confidential

Repayment	Direct advances are to fluctuate widely with periodic clean-up on a minimum annual basis. Interest is payable monthly in arrears.

Interest Rate	BMO Bank of Montreal U.S. Base Rate + 1.25%.

Facility Fees:	A monthly monitoring fee of $500.00 shall be payable in regards to the provision of the facility. This does not include standard transaction charges for account activity.

Credit Facility #4	Demand Loan Revolving (“DLR”)
(New)

Amount	Advances under Facility 4 & 5 not to exceed USD 8,000,000

Loan Purpose:
The Facility shall be used by the Borrower for the following:
i.  to finance Permitted Acquisitions; and
ii. to finance repurchase of shares of the Borrower.
Provided that the Borrower is at such time within the covenants of this Offer Letter and no event of default is occurring or will occur as result of such transaction.

Availability
US Base Rate loans
Drawdowns will be available in multiple draws limited to the loan purpose stated above in any given year.  All balances outstanding under this Facility shall be fully repaid within 31 days of December 31st of each year (that being the Company’s fiscal year-end), through an equivalent advance under Facility 5.

Funded share repurchases are not to exceed $2,000,000 at any time within the global authorization for Facilities 4 & 5.

Interest Rate:	U.S. Base Rate + 1.25%

Repayment	Interest only payments made monthly in arrears

Prepayment	Prepayment allowed on U.S. base rate borrowings.

Standby Fees:	0.20%. Payable on the undrawn available aggregate under Facility #4 and #5. This fee is payable quarterly in arrears.

Credit Facility #5	Demand Loan Revolving, Reducing (“DLRR”)
(New)
Amount	Advances under Facility 4 & 5 not to exceed USD 8,000,000

Loan Purpose:	To term out acquisition advances and Borrower share repurchases previously funded under Facility #4.

Offer Letter July 27th, 2011	Confidential

Availability
Advances made annually will be for the sole purpose of terming out the outstanding advances under Facility #4 within 31 days of December 31st of each year.
At the Borrower’s option by way of:
i. US Base Rate
ii. LIBOR with terms of 3 or 6 months subject to availability of funds with minimum draws of USD 100,000 and multiples of USD 50,000 thereafter. Repayment permitted only on rollover date.

Repayment	Equal monthly principal payments plus interest.

Amortization	48 months

Interest Rate:	i. U.S. Base Rate + 1.25% ii. LIBOR + 2.50%

ADDITIONAL MANDATORY REPAYMENTS:
Mandatory additional repayments shall be required as follows:

A percentage of Annual Excess Cash Flow, based on the following schedule, within 150 days of each fiscal year-end based on audited year-end financial results:

% of Annual Excess Cash Flow	Total Funded Debt to EBITDA
50%	>2.00:1.00
0%	<2.00:1.00

Annual Excess Cash Flow means EBITDA on a consolidated basis less all scheduled principal payments on debt, cash taxes paid or payable for that period and cash interest expense but before any dividend payments. Payments to be applied as permanent reduction to Facility # 5 in inverse order of maturity. For greater clarity, Facility 1, 2, 3 and 4 are not subject to additional mandatory repayments.

GENERAL TERMS AND CONDITIONS

Availability:
ODL, DLR and DLRR facilities are all on a demand basis and may be terminated in whole or in part and amounts outstanding there under shall be payable in whole or in part upon demand by the Bank, notwithstanding the payment or non-payment of principal interest or fees by the Borrower or compliance or non-compliance with an undertaking or covenant given to the bank herein or elsewhere.

Representations and Warranties:
Those usual and customary for transactions of this type, including but not limited to (a) confirmation of corporate status and authority, (b) no Material Adverse Change, (c) no existing security interests (d) compliance with laws including environmental laws and regulations and other environmental matters, and (e) payment of taxes.

Offer Letter July 27th, 2011	Confidential

Conditions Precedent for Funding under Facility #4
Usual and customary for transactions of this type (together with such other conditions precedent as the Lender, acting reasonably, may consider to be necessary or advisable in the circumstances having regard to the Transaction and the results of the Lender’s due diligence), including, without limitation, the following:
1. Description of acquired business, business rational for acquisition, timing and pro-forma covenant calculations indicating the Borrower is in compliance with all financial covenants based on the most recent quarterly financial statements both before and after making subject draw, and any other financial information the lender may require;
2. No material adverse change in the business, operations, properties, or prospects of the Borrower taken as a whole, or in the rights and remedies of the Lender;
3. Acquisitions must be accretive to EBITDA and not deemed hostile by the target;
4. Such other documents the Lender may reasonably request to ensure the Bank is not at a legal, environmental, reputational or financial risk;
5. All representations and warranties being true and correct in all material respects;
6. No material adverse change; and
7. Timely receipt of notice of borrowing.

Permitted Acquisitions
Acquisitions will be permitted with the prior written consent of the Bank provided that:
1. No default or event of default exists;
2. Acquisition is related to the Borrower’s existing lines of business, (but may be in a new vertical market or new jurisdiction)
3. Acquisition is not hostile;
4. The Borrower is in compliance with all covenants and representations and warranties under the Offer Letter and will remain in compliance as a result of the completion of the acquisition.

Offer Letter July 27th, 2011	Confidential

Non-Financial Covenants:
Usual, including maintenance of insurance; payment of taxes; disposition of major assets; compliance with statues and with environmental standards; Reporting Requirements as set out below; notices of default on a timely basis; no material judgments; access to books and records; no assumption of additional debt or guarantee obligations by the Borrower except for leases and/or purchase money security interests entered into with respect to capital expenditures to a maximum of the covenant limits hereunder in any consecutive 12-month period; and no payment of dividends.

So long as the Borrower is indebted to the Lender, the Borrower and/or Corporate Guarantors agree that without the prior written consent of the Lender acting reasonably they shall not;

Amalgamation and Mergers. The Borrower and/or Corporate Guarantors shall not amalgamate merge or reorganize with any corporation without the prior written consent of the Lender, which consent shall not be unreasonably withheld as defined within Permitted Acquisitions

Assets Subject to Security. The Borrower and/or Corporate Guarantors shall not in any fiscal years, sell, alienate, assign, lease or otherwise dispose of any fixed asset, machinery, equipment or immovable property subject to the Security unless in the normal course of business.

Negative Pledge. Except for permitted encumbrances, the Borrower and/or Corporate Guarantors shall not create, assume or permit to exist any, security interest, charge or other encumbrances on any of its assets, revenues and on its properties ranking or purporting to rank prior to or pari passu with or after the Security.

Permitted Debt. The Borrower and/or Corporate Guarantors shall not incur any debt other than the Lender’s credit facilities. Any renewal, extension or refinancing of the debts mentioned in this paragraph will be permitted provided that the principal amount of such Debt shall not be increased nor shall the security granted in relation thereto be extended to cover additional property or to secure additional Debt. The Borrower and/or Guarantors shall not incur any new Debt or new operating leases if the Borrower is in breach of its Financial Covenants. If any breach of covenants has occurred and is continuing, the Borrower and/or Corporate Guarantors may not incur any new debt including, without limitation, Subordinated Debt.

Financial Covenants
At all times, the Borrower will observe and maintain the following financial covenants based on the Borrower’s consolidated financial statements (to be calculated on a rolling 4-quarter basis unless otherwise indicated).
1. Maximum Senior Funded Debt to EBITDA: 2.00:1
2. Maximum Total Funded Debt to EBITDA: 2.50:1
3. Minimum Fixed Charge Coverage: 1.20:1
4. Maximum Annual Capital Expenditures capped at $3,600,000 per annum, based on management forecast, and to be reviewed on an annual basis. Subject to covenant compliance both before and after such expenditures.

Definitions:
EBITDA: Earnings as defined in the Company’s consolidated financial statements prepared in accordance with Generally Accepted Accounting Principals (GAAP) before cash interest expense (i.e. accrued interest gets added back), taxes on earnings, depreciation and amortization, but excluding dividend, interest and extraordinary or non-recurring other income as set out in the financial statements (such latter items to be agreed-upon by BMO)

Senior Funded Debt: The credit facilities hereunder and all interest bearing debt not subordinated to the credit facilities hereunder. Fore greater clarity, Senior Funded Debt shall include, but not be limited to capital leases, guarantees and PMSI’s but will exclude any settlement risk associated with forward contracts.

Total Funded Debt: Senior Funded Debt plus sub-debt (if applicable), but excluding investor sub-debt where rights of acceleration are prohibited until full repayment of the senior debt hereunder, as set out under an inter-creditor agreement with the senior debt Lender hereunder, and will also exclude any settlement risk associated with forward contracts.

Fixed Charge Coverage Ratio: EBITDA less cash taxes paid or payable in that period, less unfunded capital expenditures, less unfunded share repurchase and less dividends paid, divided by the aggregate of fixed principal repayments and cash interest expenses payable in respect of Total Funded Debt.

Offer Letter July 27th, 2011	Confidential

Reporting Requirements:
Quarterly (within 45 days of quarter end):
1. Internally prepared quarterly consolidated financial statements of Tucows Inc. (includes the Borrower), supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank. The Borrower is to sign a quarterly compliance certificate indicating all financial covenant positions and provide the most recent accounts receivable and accounts payable statements.

Annually (within 120 days of fiscal year end unless stated otherwise):
1. Audited annual consolidated financial statements of Tucows Inc. (includes Borrower), supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank.
2. Signed compliance certificate confirming all financial covenant positions.
3. Certified aged accounts receivable and accounts payable lists
4. Annual consolidated business plan of Tucows Inc. (includes Borrower), for the next fiscal year, comprising of a minimum of a balance sheet, income statement operating budget, cash flow statement, capital and/or lease expenditures schedule, tax liabilities, and major assumptions utilized to be provided no later than 15 days prior to the end of the then current fiscal year.

Accounting Terms GAAP:
Except as otherwise expressly provided herein, all terms of accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.  All calculations of the components of financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of this Agreement and used in preparation of the consolidated financial statements of the Borrower.  Upon adoption by the Borrower of International Financial Reporting Standards (IFRS), or in event of a change in GAAP, the Borrower and the Bank shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this agreement at the closing date, and any new ratio or covenant shall be subject to the approval of the Bank.  In the event that such a negotiation is unsuccessful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence at the closing date.

Security: (Already Held)	All security already held by the Bank remains in place unaltered.

Offer Letter July 27th, 2011	Confidential

Security: (To be obtained)
1. Executed Offer Letter.
2. Necessary LIBOR agreements and promissory notes for each draw under Facility 4 & 5.
3. Executed Purchase and Sale Agreement for EPAG Domainservices GmbH.
4. Letter of Acknowledgement signed by Tucows (Delaware) Inc, and Tucows Inc. indicating current corporate guarantees support increased advances.

Arrangement Fee:	Nil

Expenses:
All reasonable legal and other direct out-of-pocket expenses of the Bank incurred with respect to the due diligence and preparation of loan documentation and arrangement expenses shall be for the account of the Borrower.

Acknowledgement:	The Borrower(s) acknowledges that the Credit Facilities contained herein are for use by the Borrower and will be used for the Borrower’ business purposes only.

Governing Law:	Province of Ontario.

Bank’s Legal Counsel:	N/A

Offer Letter July 27th, 2011	Confidential

This Summary of Terms and Conditions accepted on behalf of:

Dated this 27th day of July, 2011.

Tucows.com Co (“Borrower”)
Per:	/s/ Michael Cooperman, Chief Financial Officer of Tucows Inc.
Name / Title

Per:
Name / Title